EXHIBIT 21.1

SUBSIDIARIES OF

AXTIVE CORPORATION

Name	State of Incorporation
UDT Consulting, Inc.	Texas

Media Resolutions, Incorporated	Texas

Virtually There, Inc.	Texas

The Visionary Group, Inc.	Texas

Visual Edge Systems, Inc.	Texas

ThinkSpark Corporation	Delaware